Exhibit 10.2

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY TERAFORCE TECHNOLOGY CORPORATION FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT WITH “***”.

Technology Transfer and Support Agreement

     This Technology Transfer and Support Agreement (this “Transfer Agreement”) is made and entered into as of November 13, 2003 by and between VISTA Controls, Inc., a California corporation, with offices at 28965 Avenue Penn, Santa Clarita, CA 91355 (“VISTA”), and DNA Computing Solutions, Inc., a Delaware corporation with offices at 1240 East Campbell Road, Richardson, Texas 75081 (“DNA”).

Recitals

     Whereas, VISTA and DNA are parties to that certain Technology License and Marketing Agreement, dated of even date herewith and to which this Transfer Agreement forms an exhibit (the “License Agreement”), pursuant to which, among other things, DNA is granting VISTA a license in and to the Licensed Technology (as defined therein);

     Whereas, in connection with the transactions contemplated by the License Agreement, VISTA desires that DNA deliver to VISTA all know-how, documentation, processes, procedures and other information and materials relating to and necessary or useful for the full understanding, use and application of the Licensed Technology;

     Whereas, VISTA further desires that DNA perform certain consulting, engineering support and technical assistance for and on behalf of VISTA related to the Licensed Technology; and

     Whereas, DNA is willing to perform such services, on the terms and conditions set forth herein.

Agreement

     Now, Therefore, for and in consideration of the foregoing and of the mutual promises, covenants, conditions, and undertakings hereinafter set forth, the sufficiency of which is hereby acknowledged, and for other good and valuable consideration, it is agreed by and between the parties as follows:

     1. Definitions. Capitalized terms used and not defined herein have the meanings given them in the License Agreement. The following terms have the following meanings:

          “Acceptance” has the meaning set forth in Section 3(b) of this Transfer Agreement.

          “Acceptance Period” has the meaning set forth in Section 3(b) of this Transfer Agreement.

          “Acceptance Test” has the meaning set forth in Section 3(b) of this Transfer Agreement.

          “Continuing Support Period” has the meaning set forth in Section 4 of this Transfer Agreement.

          “Information and Materials” means the Licensed Technology and all information, ideas, concepts, knowledge, know-how, understandings, recollections, familiarities, practices, processes, methods, uses, applications, market, industry and customer data, materials, documents, instructions, drawings, designs, diagrams, specifications, prototypes, graphics, art work, labels, branding, packaging, trademarks, trade names, trade dress, trade styles, service marks, identifying marks and copyrightable materials and other works of authorship, operational, technical and other data, inventions, discoveries, research and development information, works, works of authorship, creative works, content, deliverables, technologies, formulae, algorithms, models, trade secrets, confidential information, interfaces, programs, source code, object code, and all other tangible and intangible materials and information relating to, incorporating, evidencing the Licensed Technology or necessary, useful or appropriate for the effective use, maintenance, modification, adaptation and support of the Licensed Technology and all updates, upgrades, improvements, enhancements, modifications, alterations and derivative works related thereto, and any and all other manifestations or embodiments of any of the Licensed Technology or any of the foregoing, regardless of the form or the manner in which it was or is developed or conceived, and whether existing singularly or in combination with other information and materials, which DNA owns, has a right to use, uses or holds for use on, prior to or after the Effective Date, including without limitation, all hardware designs, board support software, manufacturing data, DNA’s portfolio of Wingspan libraries and those specific deliverables set forth in the Transfer Schedule attached hereto as Exhibit A.

          “Initial Support Period” has the meaning set forth in Section 4 of this Transfer Agreement.

          “License Agreement” has the meaning set forth in the Recitals to this Transfer Agreement.

          “License and Transfer Fees” has the meaning set forth in Section 7(a) of this Transfer Agreement.

          “Qualified Personnel” has the meaning set forth in Section 5(a) of this Transfer Agreement.

          “Stage” has the meaning set forth in Section 2 of this Transfer Agreement.

          “Support Period” has the meaning set forth in Section 4 of this Transfer Agreement.

          “Support Services” has the meaning set forth in Section 4 of this Transfer Agreement.

          “Transfer” has the meaning set forth in Section 2 of this Transfer Agreement.

          “Transfer Schedule” has the meaning set forth in Section 2 of this Transfer Agreement.

          “Virus” has the meaning set forth in Section 8(b)(ii) of this Transfer Agreement.

     2. Transfer of Information and Materials. DNA shall, at its expense, furnish, transfer and deliver to VISTA, free and clear of all liens, charges and encumbrances (other than the licenses and rights granted to VISTA pursuant to the License Agreement), all Information and Materials, which transfer shall include the delivery of all physical and electronic portions of the Information and Materials as well as the transfer of all intangible informational portions of the Information and Materials as part of the Support Services set forth in Section 4 below (collectively, the “Transfer”). All Information and Materials shall be Transferred to VISTA in stages (each, a “Stage”) according to the transfer schedule attached hereto as Exhibit A (the “Transfer Schedule”); provided, however, that the inclusion of those specific deliverables set forth on the Transfer Schedule shall not limit the scope of the Information and Materials to be Transferred to VISTA hereunder. VISTA shall be entitled to designate in its sole discretion the location at which, and the method, manner and means by which, the Information and Materials are Transferred hereunder.

     3. Acceptance of Transferred Information and Materials.

          (a) Interim Testing. For efficiency purposes and in addition to the acceptance testing provided for in Section 3(b) below, VISTA shall be entitled to conduct informal testing at various times during the Transfer to ensure that the portions of the Information and Materials are being delivered and transferred to VISTA in accordance with this Transfer Agreement and are otherwise free from errors and omissions; provided, however, that no such informal testing nor any provisional acceptance thereof by VISTA shall constitute acceptance of any aspect of the Information and Materials by VISTA or relieve DNA of the responsibility to complete successful acceptance tests on the Transfer of the Information and Materials for a Stage as a precondition to its entitlement to certain payments under this Transfer Agreement.

          (b) Acceptance Testing. Upon completion of the Transfer of all Information and Materials relating to a Stage as set forth on the Transfer Schedule (and upon final Transfer of all Information and Materials hereunder), DNA shall deliver to VISTA a written certification that such Information and Materials have been fully Transferred hereunder and ready for acceptance testing hereunder. Upon receipt of such notice, VISTA or its designee shall have a period of ten (10) days following each Stage (and ten (10) days following the expiration of such period with respect to the final Transfer of Information and Materials hereunder)(as applicable, the “Acceptance Period”) to test and evaluate (the “Acceptance Test”) such Information and Materials to determine in its reasonable discretion whether they conform to, and have been Transferred in accordance with, this Transfer Agreement, the applicable Stage, Transfer Schedule and their applicable specifications, and to ensure that they can be effectively utilized by VISTA in its operating business environment. All Acceptance Tests shall be performed in the manner determined by VISTA. At no cost to VISTA, DNA personnel will be available to VISTA during such testing. The Information and Materials for an applicable Stage will be deemed accepted (“Acceptance”) (i) if VISTA gives written notice of its acceptance, or (ii) if VISTA fails to deliver its acceptance or rejection of the Information and Materials for an applicable Stage within the Acceptance Period and DNA gives VISTA written notice of the expiration of the Acceptance Period two (2) days prior to the expiration thereof.

          (c) Failure. If VISTA determines, in its reasonable discretion, that the Information and Materials or any portion thereof fail to pass the Acceptance Test, VISTA will notify DNA within five (5) days following the end of the Acceptance Period, specifying the nature of such failure in reasonable detail. DNA shall, at its own expense, Transfer such Information and Materials as required hereunder and/or make such necessary corrections and modifications to the Information and Materials as will permit them to be ready for retesting no later than fifteen (15) days (or such longer period as VISTA may authorize in writing) from the date of receipt of VISTA’s notice of failure, and VISTA shall be entitled to commence and complete retesting of the Information and Materials as soon as commercially reasonable thereafter. If VISTA determines that the Information and Materials still fail to pass the Acceptance Test, VISTA shall promptly notify DNA in writing, and shall have the right, at its option, to require DNA to re-perform its obligations hereunder or give written notice to DNA of termination of this Transfer Agreement, without liability on the part of VISTA to DNA for any such terminated portions. In the event VISTA elects to terminate this Transfer Agreement hereunder, VISTA shall be entitled to a refund of all amounts paid to DNA hereunder.

          (d) Non-Prejudicial Acceptance. Notwithstanding anything herein to the contrary, DNA agrees that VISTA’s or its designee’s (i) failure to inspect or discover any nonconformity with respect to the Information and Materials or Transfer of the Information and Materials, (ii) inspection of all or less than all of the Information and Materials, or (iii) approval, acceptance or payment by VISTA of or for the Information and Materials, is without prejudice to any rights, remedies or entitlements VISTA may have under this Transfer Agreement, at law, in equity or otherwise, and shall not relieve DNA from any obligations under any warranties, representations, covenants or obligations hereunder, express or implied.

     4. Consulting and Support Services. As reasonably requested by VISTA from time to time during the period commencing on the Effective Date and expiring twelve (12) months following Acceptance of all Information and Materials hereunder (the “Initial Support Period”), and thereafter for up to ten (10) hours per week during the term of this Transfer Agreement (the “Continuing Support Period” and collectively with the Initial Support Period, the “Support Period”), DNA shall provide to VISTA all consulting, engineering and technical assistance, training and support sufficient for VISTA and its employees and agents to fully understand the design, architecture, logic, function, operation and development of the Licensed Technology and the Information and Materials in order that VISTA can continue to efficiently and effectively use, reproduce, operate, develop, maintain, support, modify, adapt and market the Licensed Technology (the “Support Services”).

     5. Personnel.

          (a) The Support Services shall include, but not necessarily be limited to, the consulting services of those employees of DNA necessary to adequately provide the services required by VISTA, subject to the reasonable review and approval of VISTA, or such other designated engineers as the parties may mutually agree (such engineers along with any other DNA personnel and agents providing services hereunder are referred to herein as the “Qualified Personnel”) at no additional charge to VISTA. VISTA shall be entitled, in its discretion, to have any Qualified Personnel substituted with one or more DNA engineers, personnel or agents to continue providing the Support Services hereunder, all of which substitute persons shall constitute Qualified Personnel hereunder. All acts or omissions of the Qualified Personnel shall be deemed acts or omissions of DNA under this Transfer Agreement.

          (b) In accordance with Section 6 below, DNA agrees to assign and transfer, and hereby does assign and transfer, to VISTA all Intellectual Property Rights (as defined in the License Agreement) resulting from the performance of the Qualified Personnel of any Support services contemplated in this Section 5 related to the VISTA Technology or Combined Technology (other than related solely to the Pre-Existing Materials or Licensed Technology).

          (c) During the performance of the Support Services, the Qualified Personnel will remain employees solely of DNA and DNA shall be solely responsible for the compensation, employee benefits, tax withholding, supervision and discipline of the Qualified Personnel, and the Qualified Personnel shall continue to report to DNA and be subject to DNA’s employment policies and procedures.

          (d) VISTA agrees to designate and make reasonably available to DNA one or more persons and engineers, selected by VISTA, to receive the training to be provided by DNA as part of the Support Services. VISTA shall be entitled to substitute any such person upon notice to DNA.

     6. Ownership. DNA agrees that all material, notes, records, works of authorship, inventions, designs, discoveries, improvements, developments, confidential information and trade secrets made, conceived, reduced to practice, or discovered by DNA in performing the Support Services related to the VISTA Technology or Combined Technology (other than related solely to the Pre-Existing Materials or Licensed Technology) shall constitute VISTA Property subject to the terms and conditions of the License Agreement.

     7. Fees and Payment.

          (a) License and Transfer Fees. Subject to the terms and conditions of this Transfer Agreement and the License Agreement and in consideration of the performance by DNA of its obligations under this Transfer Agreement and the License Agreement, VISTA agrees to pay DNA the fees (the “License and Transfer Fees”) designated on the Transfer Schedule attached hereto as Exhibit A upon Acceptance of each Stage of the Transfer of the Information and Materials.

          (b) Expenses. Except as otherwise explicitly set forth in this Transfer Agreement or as otherwise agreed to by the parties in writing, each party shall bear all of its own expenses incurred in performing its obligations under this Transfer Agreement. A party will reimburse the other party for reasonable out-of-pocket costs and expenses required and actually incurred by such party in performing its obligations hereunder only if the performing party has (i) obtained the other party’s prior written consent to reimburse the performing party for such expenses, which consent may be given or withheld in the non-performing party’s sole discretion, (ii) detailed such expenses on a form acceptable to the other party, and (iii) submitted supporting documentation reasonably satisfactory to the other party.

     8. Representations and Warranties.

          (a) Each party represents, warrants and covenants to the other that (i) it has the right, power and authority to enter into and perform its obligations under this Transfer Agreement, and this Transfer Agreement constitutes a legal, valid and binding obligation on its part, enforceable against it in accordance with its terms; and (ii) the execution, delivery and performance of this Transfer Agreement by such party will not result in the breach of any terms of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of such party, or violate any applicable law, rule or regulation, and each party will at all times comply with all applicable federal, state and local laws, rules and regulations in the performance of its obligations hereunder and obtain and possess all licenses, consents, permits and other required or prudent authorizations to perform its obligations hereunder; and (iii) it has no outstanding agreement or obligation to any third party that is in conflict with any of the provisions of this Transfer Agreement, or that would preclude it from complying fully with the provisions hereof, and further certifies that it will not enter into any such conflicting agreement during the term of this Transfer Agreement.

          (b) In addition to the representations, warranties and covenants set forth in the License Agreement, all of which are incorporated herein by reference as applicable to the Information and Materials and the performance of DNA’s and VISTA’s obligations hereunder, DNA represents, warrants and covenants to VISTA that:

               (i) Each Qualified Personnel, and each independent contractor of DNA, if any, has executed an agreement with DNA containing provisions consistent with DNA’s obligations to VISTA under this Transfer Agreement and the License Agreement.

               (ii) The Information and Materials shall be free of all computer instructions, files, programs or program code, devices or techniques (including any copy protection key, code clock, time bomb, virus, Trojan horses, worm, trap door, back door and other harmful code) that can or were designed to (A) affix themselves to, bury themselves within or send instructions to, other files, data, programs or program code in order to cause malfunctions, errors or destruction, corruption or otherwise limit the use of data or the Information and Materials when affixed or at a later time, or (B) threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, alter, inhibit or shut down the Information and Materials or the use or application thereof, including other programs, data storage and computer libraries or otherwise prevent VISTA from utilizing or accessing the Information and Materials as intended (collectively, a “Virus”). If at any time the Information and Materials are found to contain a Virus, then DNA shall promptly repair or replace the same with Virus free Information and Materials that meet all of the terms and conditions the Agreements.

     9. Term and Termination.

          (a) This Transfer Agreement will commence on the Effective Date and will continue, unless earlier terminated as provided below, during the Exclusive Period (as defined in the License Agreement).

          (b) Either party may exercise its rights of termination set forth in the License Agreement to terminate this Transfer Agreement; provided, however, that either party may terminate this Transfer Agreement immediately upon written notice to the other party if the License Agreement is terminated for any reason; provided, further, that DNA shall not be entitled to terminate this Transfer Agreement (except for VISTA’s nonpayment of undisputed amount due and payable hereunder) until termination and expiration of all rights granted under the License Agreement and until it fully satisfies its obligations to Transfer of all Information and Materials as set forth herein.

          (c) Upon termination of this Transfer Agreement, all rights and duties of the parties hereunder shall cease except:

               (i) VISTA shall be obliged to pay, within thirty (30) days after receipt of DNA’s final statement (in the form of an invoice), any undisputed amounts due and owing to DNA hereunder; and

               (ii) Section 6 (Ownership), this Section 9 (Term and Termination), Section 10 (Indemnification and Insurance) and Section 11 (Miscellaneous) shall survive expiration or termination of this Transfer Agreement.

     10. Indemnification and Insurance. The parties agree that the terms and conditions set forth in Article 10 (Indemnification and Insurance) of the License Agreement are incorporated by reference herein and shall apply to, and each party agrees to comply with and be bound by such terms and conditions as applicable to, this Transfer Agreement, the Information and Materials and the parties’ respective obligations hereunder. In addition to the indemnity obligations set forth in Section 9.1(a) of the License Agreement, DNA shall defend, indemnify and hold harmless the VISTA Indemnitees under Section 9.1 of the License Agreement from and against any and all liabilities, damages, losses, claims, demands, assessments, actions, causes of action, costs (including attorneys’ fees and associated expenses) and any of them, arising out of or resulting from claims with respect to any claim arising out of or relating to any act or omission, actual or alleged, by DNA in connection with a Qualified Personnel member’s employment with DNA or any Support Services hereunder, including, without limitation, the provision of services for the benefit of VISTA while a DNA employee, including, without limitation, with respect to (a) any alleged work-related injury, illness or death; (b) claim for payment of wages accrued during a Qualified Personnel’s employment with DNA; (c) claim for accrued employee pension, profit sharing, retirement, welfare, fringe or other benefit obligations of DNA, including, without limitation, any claims under the Employee Retirement Income Security Act of 1974, as amended; or (d) any claims arising out of a contention that VISTA is an employer, dual employer or joint employer of such Qualified Personnel.

     11. Miscellaneous

          (a) Independent Contractor Status. The parties to this Transfer Agreement are independent contractors and this Transfer Agreement shall not be construed to create any partnership, franchise or employment relationship. In addition, nothing in this Transfer Agreement shall be deemed to appoint or authorize one party to act as an agent or other representative of the other party or to assume or incur any liability or obligation in the name of or on behalf of the other party, but this Section shall not be construed to diminish any licenses or rights granted to VISTA under this Transfer Agreement.

          (b) Force Majeure. Any failure or delay in the performance by VISTA or DNA of their respective obligations hereunder, other than a failure to pay undisputed amounts due hereunder, shall not be a breach of this Transfer Agreement if such failure or delay arises out of or results primarily from an Event of Force Majeure. In the event that an Event of Force Majeure materially affects a party’s obligations hereunder, then upon notice to the other party, the party affected thereby shall be relieved of its obligations hereunder for so long as such Event of Force Majeure continues to have such affect. Both VISTA and DNA shall use their commercially reasonable efforts to avoid the occurrence and remove the causes of an Event of Force Majeure and to continue performance of their respective obligations hereunder promptly following the removal of such causes.

          (c) Assignments. This Transfer Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Affiliates of VISTA are intended third party beneficiaries of this Transfer Agreement to the extent expressly provided herein. DNA shall not assign or transfer any of its rights under this Transfer Agreement (whether by merger, operation of law or otherwise) or delegate any of its obligations or duties hereunder without the prior written consent of VISTA, which may be withheld in VISTA’s sole discretion. VISTA shall be entitled to assign, transfer or delegate this Transfer Agreement or any rights or duties under this Transfer Agreement upon prior written notice to DNA. Any assignment of this Transfer Agreement by either party shall not relieve or release such party from any of its duties or obligations under this Transfer Agreement.

          (d) Notices. Any notice contemplated by or required or permitted to be given under this Transfer Agreement shall be given in the manner set forth in the License Agreement.

          (e) Expenses. Each party hereto shall pay all of its own administrative expenses (including without limitation the fees and expenses of its agents, representatives and counsel) incident to the preparation and implementation of this Transfer Agreement.

          (f) Waiver. No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default. The failure of any party hereto to enforce at any time any of the provisions of this Transfer Agreement shall in no way be construed to constitute a waiver of any such provision nor in any way to affect the validity of this Transfer Agreement or any part hereof, including the right of any party thereafter to enforce each and every provision. The waiver by any party to this Transfer Agreement of any breach or violation of any provision of this Transfer Agreement by the other party hereto shall not operate or be construed to be a waiver of any subsequent breach or violation thereof.

          (g) Governing Laws, Venue, Jurisdiction, Disputes. This Transfer Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina and the United States of America. Any disputes, controversies or differences arising out of or in connection with this Transfer Agreement or the making thereof, Including claims of fraud in the inducement, which cannot be settled by mutual agreement shall be resolved by the state or federal courts located in Mecklenburg County, North Carolina. All parties hereby submit to the jurisdiction of said courts. The provisions of Article 10 (Dispute Resolution) of the License Agreement shall apply to this Transfer Agreement.

          (h) Drafting. All parties hereto have been represented by counsel, and each voluntarily enters into and agrees to be bound by this Transfer Agreement as written on the day it is signed. Authorship of this Transfer Agreement shall be deemed to be joint, and shall not be attributed to one party or another for the purpose of construing its terms or provisions. The Recitals to this Transfer Agreement are for reference purposes only and shall not be binding upon any party or otherwise used by a party to contradict or challenge the terms of this Transfer Agreement.

          (i) Severability. If any provision of this Transfer Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void. Further, this Transfer Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same intended objective. If the remainder of this Transfer Agreement shall not be affected by such illegal, unenforceable or void provision and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

          (j) Counterparts. This Transfer Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement. Each such agreement, document or instrument shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto.

          (k) Media Releases. All media releases, public announcements and public disclosures by DNA or VISTA, or their respective Affiliates, representatives, employees or agents, relating to this Transfer Agreement or its subject matter, but not including any announcement intended solely for internal distribution by a party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of a party, shall be coordinated with and approved in writing by the other party prior to the release thereof.

          (l) Further Acts. Each party shall do, or cause to be done, all such further acts, and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further documentation as the other party reasonably requires to carry out the purposes of this Transfer Agreement.

          (m) Non-Exclusive Remedies; Specific Performance. DNA acknowledges and agrees that any and all rights, remedies or entitlements afforded to VISTA hereunder shall be in addition and without prejudice to any rights, remedies or entitlements VISTA may have at law, in equity or otherwise. Without limiting the foregoing, DNA acknowledges that damages in the event of breach of DNA’s obligations under this Transfer Agreement would be difficult to ascertain, and therefore agrees that VISTA shall have the right to an injunction and any other equitable relief in any court of competent jurisdiction, enjoining any such breach, including, without limitation, the right to obtain specific performance against DNA for the full and complete performance and satisfaction of its obligations to Transfer the Information and Materials to VISTA and perform the Support Services hereunder, and shall be entitled to recover its costs incurred in prosecuting or defending such action, including reasonable attorneys’ fees.

          (n) Entire Agreement; Amendments. This Transfer Agreement and its Exhibits (and to the extent applicable, the License Agreement and the Distribution Agreement) constitute the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect. All amendments to this Transfer Agreement must be in writing and signed by the parties. Each party represents and warrants to the other party that in entering into this Transfer Agreement it has not relied on any representations, promises or assurances from the other party or any employee, officer, director, representative, attorney or Affiliate of the other party not expressly contained in this Transfer Agreement. Any other terms or conditions shall not be incorporated herein or be binding upon either party unless expressly agreed to in writing by both parties.

Signatures Appear on Following Page

     In Witness Whereof, the parties have executed and delivered this Transfer Agreement, in duplicate originals, by their respective persons or officers hereunto duly authorized, to be effective as of the day and year first above written.

VISTA Controls, Inc.

By:	/s/ DAVID DIETZ

Name:	David Dietz
Title:	President and GM

DNA Computing Solutions, Inc.

By:	/s/ R. EUGENE HELMS

Name:	R. Eugene Helms
Title:	Chief Executive Officer

Exhibit A

Transfer Schedule

***

#	Stage of Transfer of Information and Materials	Value	Retention	Net Payment
1.	Execution of License Agreement	*** (advance		***
payment allocated
pro rata to Items
2, 6 and 8 below)

2.	VOG4 Released Product Design and Manufacturing Package:	***	***(payable upon	***
Acceptance of Item
6 below)
a. Product Initiation Document (in-house Eng SOW, design specification converted and/or translated from marketing specs.

b. Printed wiring board fab drawing, net lists and artwork

c. Gerber (or equivalent fab) Files

d. All mechanical parts lists and files, and complete circuit card assembly (CCA) bill of materials (BOM) and detailed part definitions, part item master or equivalent

e. Schematics

f. Field programmable gate array and onboard firmware source files

g. All relevant operating system drivers and board support source files

h. Top level mech and assembly drawings

i. Software specifications, source code design documents

j. In-circuit test fixtures and S/W or complete documentation for

k. Hardware acceptance test procedure test plan and procedures

l. Software test plan and procedures

m. Environmental quality test plan & procedures

n. Other manufacturing jigs, test figures (or drawing) and S/W

3.	Delivery of Alti Vec Software Libraries, including source code, for use ***	***		***

4.	Delivery of ***Board Support Package (BSP) Acceptance Test Procedure (ATP), and two (2) PMC module for use in ***.	***		***

5.	Deliver DNA Board Support Package software for Vista Controls ***	***		***

6.	Deliver Alti Vec WingSpan elements with its documentation to include the integrated development environment, applicable S/W math libraries, and all S/W drivers	***	***retention payout (see Item 2)	***

7.	Train Vista Controls technical DNA liaison (Field Applications Engineer) – minimum of 3 days formal training at DNA with senior DSP engineer and the balance of on-the-job training at DNA for 3 months	***		***

8.	Deliver Design & Manufacturing Package for EAGLE I Released Product. Deliverables same as Item 2 above.	***	***(payable upon Acceptance of Item 9 below)	***

#	Stage of Transfer of Information and Materials	Value	Retention	Net Payment
9.	Deliver EAGLE I WingSpan elements with its documentation to include-the integrated development environment S/W including applicable S/W math libraries and S/W drivers	***	***retention payout (see Item 8)	***

10.	Deliver EAGLE I Functional Extensions – ***	***		***

	Total	$3,500,000		$3,500,000

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY TERAFORCE TECHNOLOGY CORPORATION FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.